Exhibit 99.1

Warrior Energy Services Corporation Announces Completion of Public Offering

Houston, Texas, April 24, 2006 – Warrior Energy Services Corporation today announced the completion of its public offering of 9,453,000 shares of its common stock at $23.50 per share. Warrior sold 8,860,534 shares of common stock, of which 1,233,000 were issued upon exercise of the underwriters’ right to purchase additional shares to cover over-allotments, while the remaining 592,466 shares were sold by selling stockholders. Warrior received approximately $163.5 million of proceeds from the offering, net of underwriting fees and estimated expenses. Warrior intends to use the proceeds to simplify its capital structure by repurchasing outstanding derivative securities and to reduce debt.

The shares are traded on the Nasdaq National Market under the symbol “WARR.”

Raymond James & Associates, Inc. and Simmons & Company International acted as lead underwriters of the offering, and Johnson Rice & Company L.L.C. acted as co-manager. Copies of the prospectus relating to the offering may be obtained from Raymond James & Associates, Inc., 880 Carillion Parkway, St. Petersburg, FL 33716, or by phone: (800) 248-8863.

Warrior Energy Services Corporation is an oil and gas well services company that provides cased-hole wireline and well intervention services to exploration and production companies.

Statements in this press release, including the use of proceeds from the offering and other aspects of the offering, as well as any other statements that are not historical facts in this release are “forward-looking statements” that involve certain risks, and uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and the Company’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Contact:
Robert J. McNally
Executive Vice President
Telephone: (662) 329-1047
Fax: (662) 329-1089

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